Exhibit 99.B(m)(3)(b)

SCHEDULE I

TO
DISTRIBUTION AND SERVICE PLAN
FOR
CLASS A SHARES OF
VICTORY PORTFOLIOS

DATED August 1, 2013

This Plan shall be adopted with respect to Class A Shares of the following series of Victory Portfolios:

Fund		Rate*
1.	Victory Balanced Fund	0.25%
2.	Victory Diversified Stock Fund	0.25%
3.	Victory Expedition Emerging Markets Small Cap Fund	0.25%
4.	Victory INCORE Fund for Income	0.25%
5.	Victory INCORE Investment Grade Convertible Fund	0.25%
6.	Victory INCORE Total Return Bond Fund	0.25%
7.	Victory Integrity Discovery Fund	0.25%
8.	Victory Integrity Mid-Cap Value Fund	0.25%
9.	Victory Integrity Small/Mid-Cap Value Fund	0.25%
10.	Victory Integrity Small-Cap Value Fund	0.25%
11.	Victory Munder Index 500 Fund	0.15%
12.	Victory Munder Mid-Cap Core Growth Fund	0.25%
13.	Victory Munder Multi-Cap Fund	0.25%
14.	Victory Munder Small Cap Growth Fund	0.25%
15.	Victory National Municipal Bond Fund	0.25%
16.	Victory NewBridge Global Equity Fund	0.25%
17.	Victory NewBridge Large Cap Growth Fund	0.25%
18.	Victory Ohio Municipal Bond Fund	0.25%
19.	Victory Select Fund	0.25%
20.	Victory Special Value Fund	0.25%
21.	Victory Sycamore Established Value Fund	0.25%
22.	Victory Sycamore Small Company Opportunity	0.25%
23.	Victory Trivalent International Small-Cap Fund	0.25%
24.	Victory Trivalent Emerging Markets Small-Cap Fund	0.25%
25.	Victory Trivalent International Fund-Core Equity	0.25%

*                                         Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class A Shares.

Current as of December 2, 2015

[Signature Page follows]

VICTORY PORTFOLIOS

By:	/s/ Christopher K. Dyer
	Name:	Christopher K. Dyer
	Title:	President

VICTORY CAPITAL ADVISERS, INC.

By:	/s/ Michael Policarpo II
	Name:	Michael Policarpo II
	Title:	President